Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, March 6, 2015

HURCO REPORTS FIRST QUARTER RESULTS

INDIANAPOLIS, INDIANA — March 6, 2015, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2015. Hurco recorded net income of $3,766,000, or $0.57 per diluted share, for the first quarter of fiscal 2015 compared to net income of $2,369,000 or $0.36 per diluted share, for the corresponding period in fiscal 2014.

Sales and service fees for the first quarter of fiscal 2015 were $50,972,000, a slight increase from the same period in the prior year. However, sales and service fees for the first quarter of fiscal 2015 were adversely affected by an unfavorable currency impact of approximately $3,578,000, or 7%, when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the first quarters of fiscal 2015 and 2014 (in thousands):

	Three Months Ended January 31,
	2015	2014	$ Change	% Change
North America	$14,851	$16,293	$(1,442)	-9%
Europe	31,800	29,234	2,566	9%
Asia Pacific	4,321	5,443	(1,122)	-21%
Total	$50,972	$50,970	$2	0%

European sales increased during the first quarter of fiscal 2015 by 9% compared to the corresponding prior year period. European sales for the first quarter of fiscal 2015 were adversely affected by an unfavorable currency impact of approximately $3,365,000, or 12%, due primarily to a weaker Euro and Pound Sterling when translating foreign sales to U.S. Dollars for financial reporting purposes. The year-over-year improvement in European sales was primarily driven by increased shipments of higher-performance machines in Germany, France and Italy. North American sales decreased in the first quarter of fiscal 2015 by 9%, reflecting lower order levels in comparison to the same period in the prior year, as many customers took advantage of promotional activities for the International Manufacturing Technology Show (IMTS) during the fourth quarter of fiscal 2014. Asian Pacific sales decreased in the first quarter of fiscal 2015 by 21% compared to the corresponding prior year period, primarily due to a large multiple machine order received in the prior year period from a customer in China.

Orders in the first quarter of fiscal 2015 were $45,009,000, a decrease of $12,085,000, or 21%, compared to the corresponding period in fiscal 2014. The following table sets forth new orders booked by geographic region for the first quarters of fiscal 2015 and 2014 (in thousands):

	Three Months Ended January 31,
	2015	2014	$ Change	% Change
North America	$13,911	$14,572	$(661)	-5%
Europe	25,979	36,511	(10,532)	-29%
Asia Pacific	5,119	6,011	(892)	-15%
Total	$45,009	$57,094	$(12,085)	-21%

European orders for the first quarter of fiscal 2015 decreased by 29% compared to the corresponding period in fiscal 2014 primarily due to softening market conditions, particularly in Eastern Europe. European orders for the first quarter of fiscal 2015 were adversely affected by an unfavorable currency impact of approximately $2,878,000, or 9%, due primarily to a weaker Euro and Pound Sterling when translating foreign orders to U.S. Dollars for financial reporting purposes. North American orders for the first quarter of fiscal 2015 decreased by 5% compared to the corresponding period in fiscal 2014, as many customers took advantage of promotional activities at the IMTS during the fourth quarter of fiscal 2014. The year-over-year decrease in Asian Pacific orders of 15% was due primarily to a large multiple machine order received in the prior year period from a customer in China.

Hurco’s gross profit for the first quarter of fiscal 2015 was $16,547,000, or 32% of sales, compared to $13,919,000, or 27% of sales, for the corresponding prior year period. The increase in gross profit was attributable to increased sales in Europe of higher-performance machines and improved leverage of fixed costs over higher production levels in comparison to the corresponding prior year period.

Selling, general and administrative expenses for the first quarter of fiscal 2015 were $10,454,000, or 21% of sales, compared to $10,600,000, or 21% of sales, in the corresponding period in fiscal 2014. Selling, general and administrative expenses were favorably impacted by approximately $474,000, or 4%, when translating foreign expenses to U.S. Dollars for financial reporting purposes.

The effective tax rate for the first quarter of fiscal 2015 was 35%, compared to 28% for the corresponding prior year period, due to changes in the geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $59,855,000 at January 31, 2015, compared to $53,846,000 at October 31, 2014. Working capital, excluding cash and cash equivalents, was $85,831,000 at January 31, 2015 compared to $90,105,000 at October 31, 2014. The decrease in working capital, excluding cash, was primarily due to decreases in accounts receivable and the impact of translating foreign currencies to U.S. Dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “We continue to focus on shareholder return and investing in new products for our customers. Increased sales, excluding the impact of currency, and improved earnings reflect our discipline and financial stability despite challenging market conditions. We continue to expand our product line as we are confident these new products will enable us to fulfill the needs of more manufacturers worldwide. Additionally, we have begun the transition to our new control technology that we introduced at the International Manufacturing Technology Show last year. The new control features and numerous enhancements offer efficiencies that we expect to improve profitability for our customers.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Vice President, Secretary, Treasurer & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Quarter Ended January 31,
	2015	2014
	(unaudited)
Sales and service fees	$50,972	$50,970

Cost of sales and service	34,425	37,051
Gross profit	16,547	13,919

Selling, general and administrative expenses	10,454	10,600
Operating income	6,093	3,319

Interest expense	69	77

Interest income	21	16

Investment income	65	31

Other expense (income), net	307	16

Income before taxes	5,803	3,273

Provision for income taxes	2,037	904

Net income	$3,766	$2,369

Earnings per common share

Basic	$0.57	$0.36
Diluted	$0.57	$0.36

Weighted average common shares outstanding
Basic	6,523	6,477
Diluted	6,569	6,514

OTHER CONSOLIDATED FINANCIAL DATA	Quarter Ended January 31,
Operating Data:	2015	2014
	(unaudited)
Gross margin	32%	27%

SG&A expense as a percentage of sales	21%	21%

Operating income as a percentage of sales	12%	7%

Pre-tax income as a percentage of sales	11%	6%

Effective Tax Rate	35%	28%

Depreciation and amortization	726	735

Capital expenditures	524	519

Balance Sheet Data:	1/31/2015	10/31/2014
	(unaudited)	(audited)
Working capital (excluding cash)	$85,831	$90,105

Days sales outstanding (unaudited)	55	49

Inventory turns (unaudited)	1.6	1.5

Capitalization
Total debt	$3,198	$3,272
Shareholders' equity	165,265	164,645
Total	$168,463	$167,917

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	January 31,	October 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$59,855	$53,846
Accounts receivable, net	37,234	45,435
Inventories, net	91,104	95,992
Deferred income taxes	889	2,062
Derivative assets	7,455	3,127
Prepaid expenses	10,375	8,927
Other	1,282	1,365
Total current assets	208,194	210,754

Property and equipment:
Land	782	782
Building	7,314	7,314
Machinery and equipment	18,741	19,432
Leasehold improvements	3,294	3,523
	30,131	31,051
Less accumulated depreciation and amortization	(19,136)	(19,546)
	10,995	11,505

Non-current assets:
Software development costs, less accumulated amortization	3,455	3,519
Goodwill	2,373	2,606
Intangible assets, net	1,431	1,635
Other assets	6,876	6,912
	$233,324	$236,931

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$40,853	$42,718
Derivative liabilities	1,269	705
Accrued expenses	17,188	20,108
Short-term debt	3,198	3,272
Total current liabilities	62,508	66,803

Non-current liabilities:
Deferred income taxes	1,194	993
Accrued tax liability	969	1,054
Deferred credits and other obligations	3,388	3,436
Total liabilities	68,059	72,286

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,638,931 and 6,589,918 shares issued; and 6,537,983 and 6,508,880 shares outstanding, as of January 31, 2015 and October 31, 2014, respectively	654	651
Additional paid-in capital	56,418	55,974
Retained earnings	114,889	111,580
Accumulated other comprehensive loss	(6,696)	(3,560)
Total shareholders' equity	165,265	164,645
	$233,324	$236,931